Exhibit 10.1

RETIREMENT, SEVERANCE AND RELEASE OF ALL CLAIMS AGREEMENT

This Retirement, Severance And Release of All Claims Agreement (“Agreement”) is made by and between Oclaro, Inc. (“the Company”) and Alain Couder (“Employee”) based on the following facts:

a. Employee retired and resigned as an employee with the Company, and all of its parents, subsidiaries, and affiliates, effective June 6, 2013 (“Retirement Date”) and, concurrently with the execution of this Agreement, hereby resigns as a director of the Company.

b. Employee’s retirement constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

c. The Company has offered, and Employee has accepted, the benefits set forth below in Section 3 in exchange for a general release of all claims as contemplated in the Second Amendment to the Employment Agreement dated July 26, 2012 between the Company and Employee (“Second Amended Employment Agreement”). This Agreement is therefore entered into by the Company and Employee to document the parties’ agreement regarding the terms of Employee’s separation from the Company.

WHEREFORE, the Company and Employee agree as follows:

1. Employee has received all wages, bonuses, commissions, accrued vacation, compensation of any kind (other than as specifically set forth in Section 3 below) and benefits to which Employee is entitled as a result of Employee’s employment with the Company.

2. Employee agrees to promptly return all Company property remaining in Employee’s possession, including but not limited to credit cards, hardware, software, data, keys and documents (“Company Property”). Employee also agrees to promptly return any subsequently discovered Company Property, and agrees to comply with Employee’s continuing obligations under the applicable proprietary information and inventions agreement between Employee and the Company (“Proprietary Information Agreement”) and similar obligations imposed by state and federal law.

3. In consideration for the promises and representations of Employee as described in this Agreement, and in accordance with Section 6.4 of the Second Amended Employment Agreement (which sets forth the timing of payments to which Employee is entitled in accordance with Section 409A of the Code):

(a) The Company will pay Employee the gross sum of $1,851,619.30 (equal to twice Employee’s annual base salary as of the Retirement Date and twice the amount as determined by (x) adding all bonuses earned by Employee for the three most recent full fiscal years prior to the fiscal year in which the Retirement Date occurred and (y) dividing the sum of such bonuses by 3), less federal and state withholdings (“Retirement Pay”). The Company will provide Employee with the Retirement Pay as follows: (i) a gross payment of $17,500 shall be payable in a lump-sum payment on the Company’s first payroll date that is at least 28 days following the Retirement Date; provided the Agreement has become effective as set forth in Section 6(d) below, and (ii) the remaining gross amount of $1,834,119.30 shall be paid in six equal payments over a period of six months beginning on December 7, 2013. Employee acknowledges that Employee’s receipt of the Retirement Pay is conditioned on Employee’s execution of this Agreement.

(b) If Employee qualifies for and timely completes all documentation necessary to continue health insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay the applicable COBRA premium (which initially shall be $2157.35 per month) for Employee for up to 18 months after the Retirement Date (which period may be extended to 24 months after the Retirement Date if Employee qualifies for and continues COBRA coverage through such 24 month period), which premium payments shall be treated as taxable compensation to the extent necessary to preclude violation of Section 105(h) of the Code and applicable guidance promulgated thereunder (“COBRA Premium”). Notwithstanding the foregoing, if the Company determines at any time that it cannot pay the COBRA Premium on behalf of Employee without violating applicable law (including, without limitation, Section 2716 of the Public Health Services Act), the COBRA Premium benefits shall cease and Employee will thereafter receive a monthly taxable payment in the amount of the applicable COBRA Premium payment in effect as of the date that the Company ceased to pay Employee’s COBRA Premiums, with the monthly payments to end in the 24th month following the month in which the Retirement Date occurs (and, for the avoidance of doubt, such taxable monthly payments will continue even if Employee ceases COBRA coverage prior to the end of his COBRA eligibility period). If Employee’s COBRA Premium payments cease after 18 months due to Employee’s exhausting his eligibility for COBRA coverage then in each of the 19th through 24 months following the month in which the Retirement Date occurs Employee will receive a taxable payment in the amount of the Employee’s applicable COBRA Premium payment as in effect for the 18th month of Employee’s COBRA coverage. In lieu of continued life insurance coverage as described in Section 6.2.3 of the Second Amended Employment Agreement, Employee will receive a gross amount equal to $2,080.80, which amount shall be paid in installments as follows: (i) in each month from December 2013 through May 2014, Employee shall receive a payment equal to $173.40, less applicable tax withholdings, provided that the first payment shall be made no earlier than December 7, 2013, and (ii) in each month from June 2014 through May 2015, Employee shall receive a payment equal to $86.70 less applicable tax withholdings.

(c) All stock options, restricted stock grants and other equity awards granted to Employee prior to the Retirement Date, and as to which (i) vesting was based solely on continued employment or (ii) vesting was based on both the achievement of performance targets and continued employment and the award currently remains subject solely to continued employment to vest, and in each case that have not vested as of the Retirement Date, shall immediately vest as of the Retirement Date (“Continued Employment Vested Equity”). Stock options that vest in accordance with the foregoing sentence will remain exercisable for the greater of (i) the time period set forth in the applicable award agreement(s) or (ii) one year following the Retirement Date, but in no event shall any of Employee’s options remain exercisable beyond the option’s termination date. Any equity awards that vest in accordance with this clause (c) (other than stock options) that are subject to Section 409A of the Code will be settled ratably over the six month period during which Employee receives cash severance benefits as set forth in Section 3(a), and any equity awards that vest in accordance with this clause (c) (other than stock options) that are exempt from Section 409A of the Code will be settled as soon as practicable following the Retirement Date. Employee acknowledges that Employee’s receipt of the accelerated vesting of continued employment awards as contemplated in this clause (c) as provided herein is conditioned on Employee’s execution of this Agreement.

(d) All stock options, restricted stock grants and other equity awards granted to Employee prior to the Retirement Date shall be forfeited and shall terminate as of the Retirement Date.

Any outstanding equity awards granted to Employee by the Company that do not vest as provided in clause (c) above shall terminate as of the Retirement Date without payment of any consideration with respect to such awards and Employee shall have no further rights with respect to those awards.

For purposes of this Section 3, to the extent that any in-kind benefit or reimbursement to be paid or provided to Employee constitutes a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the amount of expenses eligible for reimbursement or the provision of any in-kind benefit (within the meaning of Section 409A of the Code) to Employee during any calendar year will not affect the amount of expenses eligible for reimbursement or provided as in-kind benefits to Employee in any other calendar year, (ii) any reimbursements for expenses that Employee incurs will be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, (iii) Employee will not be entitled to any in-kind benefits or reimbursement for any expenses incurred subsequent to the end of calendar year 2015 and (iv) the right to any such reimbursement or in-kind benefit may not be liquidated or exchanged for any other benefit. To the extent applicable, the terms in this Section 3 are intended to comply with Section 409A of the Code and any ambiguities shall be construed in a manner consistent with this intent Each installment payment described in this Section 3 shall be treated as a separate payment and not as components of a single payment for purposes of Section 409A of the Code.

4. Except for the rights and obligations expressly set forth herein, Employee, for Employee and for each of Employee’s past and present agents, assigns, transferees, heirs, spouses, relatives, executors, attorneys, administrators, employees, predecessors, affiliates, successors, insurers, and representatives (“Releasors”), hereby releases and discharges the Company and its respective past and present agents, assigns, transferees, attorneys, administrators, officers, directors, stockholders, employees, predecessors, subsidiaries, parents, affiliates, successors, insurers, and representatives (“Releasees”) from any and all claims and causes of action, known or unknown, which Releasors now have or may have against any of the Releasees arising through the date of this Agreement, including but not limited to claims arising out of or relating to the Employment Agreement between the Company and Employee dated July 10, 2007 (“Employment Agreement”), the amended and restated Employment Agreement dated August 2, 2010, the Second Amended Employment Agreement, and/or Employee’s employment or the severance of Employee’s employment from the Company. This release is intended to be interpreted broadly and is intended to include, without limitation, all common law claims (including but not limited to: breach of contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, wrongful discharge in violation of public policy, infliction of emotional distress, negligence, invasion of privacy, interference with contractual relationship, defamation and fraud), as well as any statutory claims (including but not limited to claims arising under: the Age Discrimination in Employment Act (“ADEA”) as amended, 29 U.S.C. § 621 et seq.; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act, 31 U.S.C. § 3729 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2102 et seq., as well as claims under any laws of the state of California, or any other claim whatsoever arising out of Employee’s employment or the termination of Employee’s employment, other than those that cannot be released as a matter of law. This release shall not be interpreted to require Employee to waive or release Employee’s right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) or the National Labor Relations Board (“NLRB”), however, Employee does waive and release Employee’s right to any monetary recovery or other personal relief should the EEOC, NLRB, or any other agency pursue claims on Employee’s behalf. This release also does not apply to any lawsuit brought to challenge the validity of this Agreement under the ADEA, to enforce the terms of this Agreement, or for claims that arise under the ADEA after the Effective Date. Employee and the Company expressly acknowledge and agree that neither the Company nor Employee would enter into this Agreement but for the representation and warranty that Employee is hereby releasing any and all claims of any nature whatsoever, known or unknown, whether statutory or at common law, which Employee now has or could assert directly or indirectly against any of the Releasees (other than as expressly set forth herein).

5. Employee waives all the benefits and rights granted by California Civil Code section 1542, and any other applicable similar state laws, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time executing the release, which, if known by him or her must have materially affected his or her settlement with the debtor.

6. This Agreement is intended to release and discharge any claims of Employee under the Age Discrimination and Employment Act. To satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. section 626(f), the parties agree as follows:

a. Employee acknowledges that Employee has read and understands the terms of this Agreement.

b. Employee acknowledges that Employee has been advised to consult with an attorney, if desired, concerning this Agreement and has received all advice Employee deems necessary concerning this Agreement.

c. Employee acknowledges that Employee has been given twenty-one days from receipt of this Agreement to consider whether or not to enter into this Agreement (“Execution Deadline”), has taken as much of this time as necessary to consider whether to enter into this Agreement, and has chosen to enter into this Agreement freely, knowingly and voluntarily.

d. For a seven day period following the execution of this Agreement by Employee, Employee may revoke this Agreement by delivering a written revocation to the Company’s Chairperson of the Board. This Agreement shall not become effective and enforceable until the revocation period has expired (the “Effective Date”). If Employee does not sign this Agreement and provide the Company’s Chairperson of the Board with an executed copy of the Agreement on or before the Execution Deadline or revokes the Agreement before the Effective Date, Employee shall not receive the Retirement Pay, Health Insurance Premium, Life Insurance Premium, accelerated vesting of the Continued Employment Vested Equity or Performance Vested Equity, or any other consideration Employee would not otherwise be entitled to in the absence of this Agreement.

7. Employee acknowledges and agrees that Employee has no pending lawsuit, administrative charge or complaint against the Company or any of the other Releasees, in any court or with any governmental agency. Further, if lawfully subpoenaed by a court of this jurisdiction, Employee agrees to provide the Company written notice of such a subpoena within five (5) days of receipt. A “covenant not to sue” is a legal term that means Employee promises not to file a lawsuit in court. It is different from the general release contained in Section 4, above. By this Section 7, Employee agrees never to sue the Company, its owners, shareholders, directors, officers, employees and agents, or become party to a lawsuit, on the basis of any claim of any type covered by Section 4.

8. Employee agrees that Employee will not disparage, defame or otherwise detrimentally comment upon the Releasees or investors in the Company, including their business practices or products, in any manner. Employee acknowledges that such comment shall cause serious damage to the Company.

9. Employee shall not, for a period of one year following the Effective Date, directly or indirectly solicit, induce, recruit, or encourage any officer, director, or employee of the Company to terminate his, her or its relationship with the Company or interfere with the Company’s relationship with those individuals in any way.

10. Employee represents and warrants that Employee has not heretofore assigned, transferred or purported to assign or transfer to any other person or entity any rights, claims or causes of action herein released and discharged, and no other person or entity has any interest in the matters herein released and discharged. Furthermore, Employee shall indemnify and hold the Company and all persons or entities released herein harmless from and against any rights, claims or causes of action which have been assigned or transferred contrary to the foregoing representations, or in violation of the foregoing warranties, and shall hold such persons or entities harmless from any and all loss, expense and/or liability arising directly or indirectly out of the breach of any of the foregoing representations or warranties.

11. This Agreement is a compromise of the parties rights under various agreements, and both parties have entered into it for the purpose of resolving all claims between them and avoiding litigation.

12. Employee agrees and promises that the existence, terms and conditions of this Agreement, including but not limited to the fact and amount of payment, (collectively the “Confidential Matters”) shall not be described or discussed or caused to be described or discussed in any manner, either written or oral, directly or indirectly, with any person, organization, company or entity, other than Employee’s spouse, attorneys, and/or tax advisors, without the prior written consent of the Company.

13. This Agreement may be pled as a full and complete defense and may be used as the basis for an injunction against any action, suit, or proceeding that may be prosecuted, instituted, or attempted by Employee or the Company in breach thereof.

14. This Agreement shall be construed in accordance with, and be deemed governed by, the laws of the State of California, and the Company and Employee agree that the proper forum and venue for any action brought arising out of or relating in any way to this Agreement shall be in San Jose, California.

15. Employee agrees that this Agreement has been negotiated by the parties, and that no provision contained herein shall be interpreted against any party because that party drafted the provision.

16. This Agreement, the applicable equity plans and agreements, and the Proprietary Information Agreement contain the entire agreement between the parties on the subjects addressed in this Agreement and replace any other prior agreements between the parties on these subjects. This Agreement may only be modified in a written document signed by the Company’s Chairman of the Board.

17. Employee and the Company represent and warrant that they are not relying, and have not relied, on any representations or statements, verbal or written, made by any other with regard to the facts involved in this controversy or with regard to their rights or asserted rights arising out of alleged claims or the execution and terms of this Agreement, except as provided herein. Employee and the Company have consulted with an attorney regarding the terms of this Agreement and have entered into this Agreement freely, willingly and without any coercion or duress.

18. The Company and Employee shall execute any and all further documents that may be required to effectuate the purposes of this Agreement.

19. This Agreement shall be binding upon and shall inure to the benefit of the Company and Employee and to their respective representatives, successors, heirs, agents and assigns.

20. In any action for breach of this Agreement, the parties shall bear their own attorneys’ fees and costs.

21. This Agreement may be executed in counterparts, and if so executed each such counterpart shall have the force and effect of an original. Photocopies of such signed counterparts may be used in lieu of the originals for any purpose.

22. In the event any provision of this Agreement shall be found unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefits contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such court, the unenforceable provision shall be deemed deleted, replaced with a reasonable and enforceable provision, and the validity and enforceability of the remaining provisions shall not be affected thereby.

23. No breach of any provision of this Agreement can be waived unless in writing. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision of this Agreement.

Each individual signing this Agreement directly and expressly warrants that he/she has been given and has received and accepted authority to sign and execute the documents on behalf of the party for whom it is indicated he/she has signed, and further has been expressly given and received and accepted authority to enter into a binding agreement on behalf of such party with respect to the matters concerned herein and as stated herein.

WE, THE UNDERSIGNED, HAVE READ THE FOREGOING AND, HAVING BEEN ADVISED BY COUNSEL, FULLY UNDERSTAND AND AGREE TO ITS TERMS,

Dated: 7/12, 2013	/s/ Alain Couder
Alain Couder

Oclaro, Inc.

Dated: July 7, 2013	/s/ Marissa Peterson
Marissa Peterson
Chairperson of the Board of Directors